EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-103801) dated March 13, 2003, the registration statement on Form S-3 (No. 333-175806) dated July 27, 2011, the registration statement on Form S-3 (No. 333-190072) dated July 22, 2013, and the registration statement on Form S-3 (No. 333-190577) dated August 13, 2013, and the registration statement on Form S-4 (333-202224) dated March 6, 2015 of LCNB Corp. of our report dated March 3, 2014 on the consolidated financial statements of LCNB Corp., which report appears in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Clark, Schaefer, Hackett & Co. (successor of J. D. Cloud & Co. L.L.P., through merger)
Clark, Schaefer, Hackett & Co. (successor of J. D. Cloud & Co. L.L.P., through merger)

Cincinnati Ohio
March 9, 2015